SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Vanguard Airlines, Inc.

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VANGUARD AIRLINES, INC.

533 Mexico City Avenue

Kansas City International Airport

Kansas City, Missouri 64153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2001

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vanguard Airlines, Inc., a Delaware corporation, will be held on Thursday, May 17, 2001, at 10:00 a.m., Central Daylight Time, at the Kansas City Airport Marriott, 775 Brasilia, Kansas City, Missouri 64153, and thereafter as it may from time to time be adjourned, for the following purposes:

1. To elect one Class III director to serve for a three-year term expiring at the 2004 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal;

2. To consider and act upon ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001; and

3. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

The foregoing matters are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on April 6, 2001, as the record date for the determination of the holders of shares of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock entitled to notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan on attending, please sign, date and return the accompanying proxy promptly so that your shares may be represented at the Annual Meeting. A return envelope is enclosed for your convenience. If you are able to attend the meeting and wish to vote your shares in person, your proxy will not be used.

By Order of the Board of Directors,

/s/ ROBERT M. ROWEN

Robert M. Rowen

Vice President, General Counsel and Secretary

April 16, 2001

Kansas City, Missouri

VANGUARD AIRLINES, INC.

533 Mexico City Avenue

Kansas City International Airport

Kansas City, Missouri 64153

_________________________________

PROXY STATEMENT

____________________________

ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2001

____________________________

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vanguard Airlines, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2001, commencing at 10:00 a.m., Central Daylight Time, at the Kansas City Airport Marriott, 775 Brasilia, Kansas City, MO 64153, and at all adjournments and postponements thereof. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 25, 2001.

Stockholders Entitled to Vote

Only the holders of record of shares of the Company's Common Stock and Preferred Stock as of the close of business on the April 6, 2001, record date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share. Holders of shares of Preferred Stock are entitled to one vote for each share of Common Stock into which the Preferred Stock could have been converted on the record date. At the close of business on the record date, there were outstanding and entitled to vote a total of 20,572,737 shares of Common Stock, 302,362 shares of Series A Preferred Stock (convertible into 2,584,274 shares of Common Stock), 100,000 shares of Series B Preferred Stock (convertible into 6,410,256 shares of Common Stock) and 187,500 shares of Series C Preferred Stock (convertible into 3,000,000 shares of Common Stock), constituting all of the outstanding voting securities of the Company. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the offices of the Company located at 533 Mexico City Avenue, Kansas City, Missouri 64153. The list also will be available at the Annual Meeting.

Voting by Proxy

You are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage prepaid envelope. The proxy may be revoked at any time prior to its exercise at the Annual Meeting by written notice of revocation delivered to the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. The persons designated as proxies were selected by the Board of Directors and are officers of the Company. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with stockholders' instructions. If no instructions are indicated, such shares will be voted as follows:

• FOR the election of Denis T. Rice and Leighton W. Smith, Jr. as Class III directors to serve for three-year terms expiring at the 2004 annual meeting of stockholders;

• FOR ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors for the current year; and

• With respect to any other matters which may properly come before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies.

Solicitation of Proxies

The solicitation of proxies for the Annual Meeting is being made by the Board of Directors. The Company will bear all costs of this solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited in person or by mail, telephone or telegraph by directors, officers, employees or agents of the Company, who will not receive compensation for their soliciting activities. Brokerage houses and other nominees will solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses of forwarding proxy materials to beneficial owners.

Quorum Requirements

The presence in person or by proxy of stockholders holding a majority of the aggregate outstanding shares of the Common Stock and Preferred Stock convertible into Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of stock represented by a proxy which directs that the shares be voted to abstain or to withhold a vote on any matter will be counted in determining whether a quorum is present. Shares of stock as to which there is a broker non-vote (i.e., when a broker holding shares for clients in street name is not permitted to vote on certain matters without instruction) also will be counted for quorum purposes. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company's certificate of incorporation provides for a Board of Directors separated into three classes. Directors in each class are elected for a three-year term, with staggered expiration dates. At this annual meeting, the directors in Class III, Denis T. Rice and Leighton W. Smith, Jr. are nominated for reelection. The Class I directors, whose term is scheduled to expire in 2002, are Robert J. Spane and Jeff S. Potter. The Class II director, whose term is scheduled to expire in 2003, is Lee M. Gammill, Jr.

Directors will be elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, by the holders of shares entitled to vote at the Annual Meeting. Stockholders do not have cumulative voting rights in the election of directors. In the event that Mr. Rice or Mr. Smith should become unavailable for election, the shares of stock represented by proxy will be voted for such substitute nominee or nominees as may be designated by the Board of Directors unless authority to vote for Mr. Rice or Mr. Smith, respectively, is withheld. Mr. Rice and Mr. Smith have each indicated his willingness to serve if elected and it is not anticipated that either will become unavailable for election.

The Board of Directors recommends that you vote "For" the election of each of Denis T. Rice and Leighton W. Smith, Jr. as Class III directors.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the independent certified public accounting firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of Company for the year ending December  31, 2001. Ernst & Young has served as auditors for the Company since 1994.

It is expected that a representative of Ernst & Young will be present at the Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and also will be available to respond to appropriate questions.

Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. Stockholder ratification of the Board of Directors' selection of Ernst & Young as the Company's independent auditors is not required by any statute or regulation or by the Company's bylaws. Nevertheless, if the stockholders do not ratify the selection of Ernst & Young at the Annual Meeting, the selection of independent auditors for the current year will be reconsidered by the Board of Directors.

The Board of Directors recommends that you vote "For" approval of the selection of Ernst & Young.

OTHER BUSINESS AT THE MEETING

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

Because no notice of a stockholder proposal has been received in a timely manner (see "GENERAL INFORMATION- Advance Notification of Stockholder Proposals"), the only business that may be properly brought before the Annual Meeting are the matters set forth herein or those brought before the meeting by or at the direction of the Board of Directors.

Nominees and Directors Continuing in Office

The following table sets forth certain information as to the nominees for election as Class III directors and as to each director whose term of office will continue after the Annual Meeting.

Name	Age	Director Since
NOMINEES
Class III: Term to Expire in 2004
Denis T. Rice (1)	68	1997
Leighton W. Smith, Jr. (1)(2)	61	1998
DIRECTORS CONTINUING IN OFFICE
Class I: Term to Expire in 2002
Robert J. Spane Jeff S. Potter	60 41	1996 2000
Class II: Term to Expire in 2003
Lee M. Gammill, Jr. (1)(2)	66	1997

(1) Member of the audit committee.

(2) Member of the compensation committee

Lee M. Gammill, Jr. was elected a director of the Company in September 1997. Mr. Gammill is the retired Vice Chairman of the Board of New York Life Insurance Company. From 1989 until he retired in May 1997, Mr. Gammill served as the executive in charge of Individual Insurance Operations at New York Life. Mr. Gammill joined New York Life in 1957 as a sales agent and held various management and executive positions throughout his 40-year career at New York Life.

Jeff S. Potter was appointed Chief Executive Officer and a Director in May 2000. Mr. Potter served as Vice President of Marketing for Frontier Airlines from July 1995 to May 2000. From 1993 to July 1995, Mr. Potter was Regional Director of Marketing for Pacific and Asia for McDonnell Douglas. Mr. Potter began his airline career in 1981 as a gate agent for Frontier Airlines.

Denis T. Rice was elected a director of the Company in April 1997. Mr. Rice is a director in the law firm of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, P.C., San Francisco, California, a firm he helped found in 1961. Mr. Rice has since 1997 chaired the California State Bar Committee on Cyberspace Law.

Robert J. Spane was elected a director of the Company in May 1996 and elected Chairman of the Board in June 1997. From June 1997 to May 2000, Mr. Spane served as Chief Executive Officer and President of the Company. Mr. Spane served in the U.S. Navy for 35 years where his last position was Commander, Naval Air Force Pacific, which he held from October 1993 to February 1996. As Commander, Naval Air Force Pacific, Mr. Spane was responsible for all finances, training, logistics and the material condition of all aircraft carriers, aircraft and naval air stations in the Pacific. Mr. Spane retired from the U.S. Navy in February 1996. Mr. Spane is a 1962 graduate of the U.S. Naval Academy.

Leighton W. Smith, Jr. was elected a director of the Company in August 1998. Admiral Smith was appointed to the four star rank in April 1994, became Commander in Chief Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force (IFOR) in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Currently, he serves as a Senior Fellow at the Center for Naval Analysis, and is Chairman of the Board of Trustees of the U. S. Naval Academy Alumni Association. Admiral Smith also serves on the Executive Boards of the Naval Aviation Museum and the Association of Naval Aviation and is on the National Advisory Council to the Navy League.

Except as may be contemplated by Mr. Spane's employment agreement, there is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director of the Company. See "Spane Employment Agreement."

Meetings of the Board and Committees

During 2000, the Board of Directors held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which they served. The Board of Directors established an Audit Committee in October 1995. The Audit Committee oversees the financial reporting practices of the Company and the annual audit provided by the Company's independent auditors. During 2000, the Audit Committee met two times.

The Board of Directors established a Compensation Committee in September 1997. The Compensation Committee makes recommendations to the Board regarding the compensation and benefits of the Company's executive officers. During 2000 the Compensation Committee met once. Currently, there is not a nominating committee or a committee performing a similar function of the Board.

EXECUTIVE COMPENSATION

Compensation of Directors

Each director who is not an employee of the Company receives $2,500 per fiscal quarter for serving as a member of the Board. Directors who are also employees of the Company receive no additional compensation for serving as directors. Directors may also receive stock options.

During 2000, each director of the Company who is not an employee (Messrs. Gammill, Rice and Smith) was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $1.625 per share, vesting over three years in twelve equal quarterly installments beginning on the grant date and exercisable until May 24, 2010. During 2000, Jeff S. Potter was granted the options described below.

Board of Directors Report on Executive Compensation

The Board of Directors reviews, evaluates and approves on an annual basis the Company's compensation program for its executive officers. The Board of Directors also determines the form and amount of compensation for the Chief Executive Officer. In doing so, the Board of Directors subjectively considers all elements of its compensation program, including the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure and the compensation of executives employed by other emerging companies in the airline industry.

Elements of Executive Compensation. The Company's compensation program has been structured to attract, motivate and retain experienced and qualified executives consistent with the Company's low-cost structure. The Company seeks to provide a compensation package to its executive officers that, in its totality, is competitive. The Company uses stock options as a significant component of its executive officer compensation both to limit the Company's cash cost and to strengthen the mutuality of interests between such executives and the Company's stockholders. The Board of Directors believes that stock option grants advance the long-term interests of the Company and its stockholders by rewarding executive officers for increasing stockholder value. All stock options have been granted at exercise prices equal to or greater than the fair market value of the Common Stock on the date of grant of the stock option.

Annual Compensation. Salaries for executive officers are determined by evaluating the responsibilities of the position held, the experience of the individual and his or her performance, and by reference to the competitive marketplace for airline industry executives. Specific individual performance and overall corporate or business segment performance are reviewed in determining the compensation level of each individual officer.

Bonuses and Incentives. The Company currently does not have a formal bonus plan or long-term incentive plan for its executive officers.

2000 Compensation of the Chief Executive Officer. Mr. Robert J. Spane served as Chairman, Chief Executive Officer and President of the Company until May 25, 2000. In arriving at Mr. Spane's compensation package, the Board of Directors took into account the incentive to achieve earnings growth and return on investment objectives that is inherent in the ownership of shares of the Company's Common Stock and made the determination to give disproportionate weight to the grant of stock options. Mr. Spane was paid an annual salary of $250,000. Although pursuant to his employment contract Mr. Spane was entitled to an increase in his salary to $300,000 as of June 15, 2000, Mr. Spane declined such increase and, effective with the appointment of Jeff S. Potter as Chief Executive Officer, accepted a reduction in his salary to $175,000 while continuing to perform as an executive officer of the Company as Chairman of the Board. In his capacity as Chairman of the Board, Mr. Spane manages the Company's relationship with its principal investors; consults frequently with the officers of the Company with respect to the Company's strategic direction; assists in contract and financial negotiations on behalf of the Company, and represents the Company before governmental entities.

Mr. Jeff S. Potter accepted employment as Chief Executive Officer and President effective May 25, 2000. The compensation of Mr. Potter was determined, in part, in reference to his prior compensation as an airline officer and the amount necessary to induce Mr. Potter to accept employment with the Company. The Board of Directors determined to grant Mr. Potter a substantial stock option position in order to minimize the cash cost to the Company, to incentivize Mr. Potter to effect a successful turnaround of the Company and to compensate him for the substantial options he would forfeit from his prior employment. Mr. Potter is responsible for developing the Company's overall route and marketing strategy and for overseeing all aspects of the Company's day-to-day operations.

Submitted by:

THE BOARD OF DIRECTORS

Lee M. Gammill, Jr. Leighton W. Smith, Jr.

Denis T. Rice Robert J. Spane

Jeff S. Potter

Compensation Committee Interlocks and Insider Participation

The Board of Directors along with the compensation committee determines the structure of the Company's compensation system. As a result, Robert J. Spane, Chairman of the Board, and Jeff S. Potter, Chief Executive Officer and President of the Company, participated in decisions regarding their compensation.

Executive Compensation

The following table sets forth certain information with respect to the Chief Executive Officer and the most highly compensated executive officers of the Company during the year 2000 (collectively, the "Named Executive Officers"):

Summary Compensation Table
				Other	Long-Term Compensation
				Annual	Securities	All Other
Name and Principal	Annual Compensation			Compen-	Underlying	Compen-
Position	Year	Salary	Bonus	Sation (1)	Options (2)	sation
Robert J. Spane(3)	2000	$226,923	-	$13,951(3)	-	-
Chairman, Chief Executive	1999	$226,923	-	$28,682(3)	440,557	-
Officer and President	1998	$195,995	$3,682	$24,000(3)	2,708	-
Jeff S. Potter(4)	2000	$198,270	$65,000	$6,566(4)	1,355,586	-
Chief Executive Officer and President
Brian S. Gillman	2000	$130,308	-	-	36,713	-
Vice President and	1999	$113,641	$5,564	-	73,426	-
General Counsel	1998	$101,034	$1,841	-	1,015	-
William F. McKinney	2000	$110,000	-	-	36,713	-
Vice President - Operations	1999	$113,641	$5,564	-	73,426	-
	1998	$ 99,193	$1,841	-	1,015	-
James E. Eckart	2000	$110,000	-	-	36,713	-
Vice President - Facilities	1999	$113,641	$5,564	-	73,426	-
and Ground Operations	1998	$100,784	$1,841	-	1,015	-

(1) Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the total salary and bonus for the Named Executive Officer.

(2) The number in the Securities Underlying Options column reflects the number of shares of Common Stock into which such options are exercisable. Mr. Gillman's options expire on May 2, 2001.

(3) Mr. Spane served as Chairman, Chief Executive Officer and President from June 15, 1997 through May 24, 2000 and as Chairman from May 24, 2000 through December 31, 2000. Amounts are the cost of an automobile and an apartment furnished for Mr. Spane's use in Kansas City.

(4) Mr. Potter served as Chief Executive Officer and President from May 24, 2000. Amounts are the cost of an automobile and an apartment furnished for Mr. Potter's use in Kansas City.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to each Named Executive Officer concerning grants during the year ended December 31, 2000, of stock options and stock appreciation rights ("SARs"). Mr. Spane did not receive a grant during 2000.
OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000(1)
Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options / SARS Granted	% of Total Options / SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	ExpirationDate(3)	5% ($)	10% ($)
Jeff S. Potter	1,355,586(3)	63%	1.63	5/24/10	$854,019	$2,155,382
Brian S. Gillman	36,713	2%	1.63	8/24/10	$23,129	$58,374
William F. McKinney	36,713	2%	1.63	8/24/10	$23,129	$58,374
James E. Eckart	36,713	2%	1.63	8/24/10	$23,129	$58,374

___________________________

(1) No SARs were granted by the Company during the year ended December 31, 2000.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the Securities and Exchange Commission.

(3) Mr. Potter's employment contract entitles him to receive options exercisable for 6% of the outstanding shares of the Company's Common Stock. As a result of issuances of stock by the Company subsequent to Mr. Potter's employment, as of March 31, 2001, Mr. Potter was entitled to the grant of options to purchase an additional 1,220,619 shares of Common Stock.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of options and SARs during 2000 and unexercised options and SARs held as of December 31, 2000.
AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2000 AND DECEMBER 31, 2000 OPTION VALUES (1)
			Number of Securities Underlying Unexercised Options (#)(2)		Value of Unexercised In-the-Money Options($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable(3)	Exercisable	Unexercisable
Robert J. Spane	-	-	1,015,522	110,139	0	0
Jeff S. Potter (4)	-	-	225,932	1,129,654	0	0
Brian S. Gillman	-	-	124,886	96,667	0	0
William F. McKinney	-	-	116,598	96,355	0	0
James E. Eckart	-	-	124,698	99,355	0	0

(1) No SARs have ever been granted by the Company.

(2) The numbers in the column headed Number of Securities Underlying Unexercised Options and the dollar amounts in the column headed Value of Unexercised In-the-Money Options reflect (i) the number of shares of Common Stock into which options are exercisable and (ii) the difference between the fair market value of such shares of Common Stock and the exercise price of the options, respectively. As of December 31, 2000, the last reported sale price of the Company's Common Stock, as reported on the Nasdaq SmallCap Market, was $0.625 per share.

(3) These options are unexercisable because they have not vested under their terms.

(4) Mr. Potter's employment contract entitles him to receive options exercisable for 6% of the outstanding shares of the Company's Common Stock. As a result of issuances of stock by the Company subsequent to Mr. Potter's employment, as of March 31, 2001, Mr. Potter was entitled to the grant of options to purchase an additional 1,220,619 shares of Common Stock.

Stock Option Plans

The Company has two stock option plans: the 1994 Vanguard Airlines, Inc. Stock Option Plan and the 2000 Vanguard Airlines, Inc. Stock Option Plan. Options to purchase a total of 4,000,000 shares of Common Stock may be issued pursuant to the plans. The Board of Directors on occasion also grants options on an individual basis outside of the plans. All options have been granted at prices equal or exceeding the closing price of the Common Stock at the time of grant.

Spane Employment Agreement

In June 1997, the Company entered into a two year employment agreement with Mr. Spane. This employment agreement provided for Mr. Spane's performance of consulting and management services in the supervision, operation and management of the Company's business in exchange for an annual salary of $200,000 per year, the grant of options to purchase 677,396 shares of Common Stock, and the payment of Mr. Spane's reasonable expenses incurred in connection with Company business, including Mr. Spane's transportation and lodging. The stock options granted to Mr. Spane under the 1997 employment agreement vested evenly over the two-year period.

On June 15, 1999, the Company entered into a new two-year employment agreement with Mr. Spane. The 1999 employment agreement provides for the same job responsibilities as the 1997 employment agreement. It provides for payment of an annual salary of $250,000 between June 15, 1999 and June 15, 2000 and $300,000 between June 15, 2000 and June 15, 2001, and for options to purchase 440,557 shares of Common Stock that vest over the term of the agreement, exercisable at $4.81 per share of Common Stock. In connection with the Company's appointment of Jeff S. Potter as Chief Executive Officer and President, Mr. Spane accepted a reduction in his annual salary to $175,000. In the event of the sale of all or substantially all the assets or capital stock of the Company or a merger of the Company in which it is not the surviving corporation, the options become fully vested. In addition, one-half of any unvested options become fully vested upon the death or permanent disability of Mr. Spane. The agreement is terminable by the Company for cause.

Potter Employment Agreement

In May 2000, the Company entered into a three-year employment agreement with Jeff Potter for Mr. Potter to serve as Chief Executive Officer, and President at an annual salary of $225,000, increasing by $25,000 each year. Mr. Potter also received a one-time signing bonus of $65,000 and is eligible for a bonus of up to 50% of his annual salary. No bonus was paid in 2000. Pursuant to his employment agreement, Mr. Potter received options to purchase shares equivalent to 6% of the Company's fully diluted stock, exercisable at a price of $1.625 per share, and is entitled to receive additional options so as to maintain a 6% interest until certain financing targets have been achieved. The Agreement is terminable by the Company for cause.

AUDIT COMMITTEE

The Audit Committee monitors the Company's financial reporting process. Management is responsible for preparing the financial statements, completing the reporting process, and maintaining the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, the independent auditors, (i) the matters required to be discussed by Statement of Accounting Standards No. 61, Communication with Audit Committees, (ii) the independence from the Company and management of Ernst & Young LLP and (iii) the written disclosures and the letter from Ernst & Young LLP required by Independence Board Standard No. 1.

Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Stockholder Return Performance Graph

The performance graph below shows a comparison of the cumulative total stockholder return on the Common Stock of the Company to the cumulative total stockholder return of the Nasdaq Stock Market Index and a composite peer index selected by the Company (the "Peer Group") for the period from December 31, 1995 through December 31, 2000. Cumulative total returns are calculated assuming that $100 was invested on December 31, 1995, in each of the Common Stock of the Company, the Nasdaq National Market and the Peer Group, and the reinvestment of all dividends, if any.

The Peer Group was selected from among companies in the airline industry having similarities in the following criteria: size (total employment and sales); capital structure (similar debt/equity ratios); and market orientation (primarily domestic flights). Companies included in the Peer Group in addition to the Company are: AirTran Holdings, Inc. (which resulted from a merger on November 17, 1997, of Airways Corporation, the parent company of AirTran Airways, Inc., into ValuJet, Inc., the parent company of ValuJet Airlines, Inc., which changed its name to AirTran Holdings, Inc.); Frontier Airlines, Inc.; and Midway Airlines. Reno Air, Inc. and Western Pacific had been in the peer group in prior years; however, Reno Air was acquired by the parent of American Airlines in 1999 and Western Pacific Airlines filed for bankruptcy and subsequently ceased all scheduled operations in 1998. Midway Airlines was included in the peer group to replace Reno Air and Western Pacific Airlines.

Comparison of Cumulative Total Returns
	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
Vanguard Airlines, Inc.	$100.00	$ 25.00	$ 9.00	$ 17.71	$ 10.94	$ 2.08
Peer Group	$100.00	$ 31.93	$ 31.90	$ 28.08	$ 36.94	$ 42.47
Nasdaq Stock Market	$100.00	$122.71	$149.25	$208.40	$386.77	$122.71

_______________________

The returns for AirTran Holdings, Inc. prior to its merger with ValuJet Airlines on November 17, 1997, have been averaged with the pre-merger returns for ValuJet, Inc. to create one cumulative total return.

The following graph compares the total return on the Common Stock of the Company with the total return of the Nasdaq National Market Index and the Peer Group for the period from December 31, 1995 through December 31, 2000.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The table below sets forth as of April 6, 2001, the beneficial ownership of shares of the Company's Common Stock by (i) each person known to the Company to own beneficially 5% or more of the aggregate shares of Common Stock outstanding, (ii) each director and each Named Executive Officer of the Company, and (iii) the executive officers and directors of the Company as a group. The Company has outstanding three series of Preferred Stock. Where shares of Preferred Stock are held, the chart indicates the number of shares of Common Stock that may be obtained upon conversion of such shares of Preferred Stock.
	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares Outstanding(1)
Name	Common	Common and Preferred	Common	All Voting Shares
Hambrecht & Quist California and affiliated entities(2)	9,145,859	9,145,859	42.5%	27.3%
Hambrecht 1980 Revocable Trust (3)	11,111,914	15,609,007	43.1%	41.3%
J. F. Shea Company, Inc. and affiliated entities (4)	10,042,094	14,539,530	39.0%	38.6%
Vanguard Acquisition Company (5)	0	3,000,000	0	9.2%
Robert J. Spane(6)	1,070,592	1,070,592	4.9%	3.2%
Lee M. Gammill, Jr. (6)	48,334	48,334	*	*
Denis T. Rice(6)	48,334	48,334	*	*
Leighton Smith(6)	48,334	48,334	*	*
Jeff S. Potter(6)	451,863	451,863	2.1%	1.4%
Brian S. Gillman(6)	2,500	2,500	*	*
William F. McKinney (6)	164,256	164,256	*
James E. Eckart(6)	161,756	161,756	*	*
All current directors and executive officers as a group (11 persons) (11)	1,982,369	-1,982,369	8.8%	5.7%

* Less than 1%.

(1) The persons or entities named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. The amount of shares reflected in the table includes options and warrants that are exercisable into shares of Common Stock within 60 days of April 6, 2001. Percentage ownership calculations are based on 20,572,737 shares of Common Stock outstanding and 11,994,530 shares of Common Stock obtainable upon conversion of shares of Preferred Stock outstanding as of April 6, 2001 and, in each case, the shares obtainable by the indicated holder upon exercise of options or warrants.

(2) Includes 932,445 shares of Common Stock issuable upon the exercise of outstanding warrants. The business address for each of the entities affiliated with Hambrecht & Quist California, which include H & Q TSP Investors, L. P., H & Q TSP Investors II, L. P. and H & Q London Ventures, L. P. is One Bush Street, San Francisco, CA 94104. Hambrecht & Quist California is an affiliate of J. P. Morgan Chase & Co., Inc.

(3) Mr. Hambrecht is the trustee of The 1980 Hambrecht Revocable Trust and may be deemed the beneficial owner of Common Stock held by such trust. Includes 5,192,026 shares of Common Stock issuable upon conversion of outstanding warrants. Preferred Stock includes 151,160 shares of Series A Preferred Stock and 50,000 shares of Series B Preferred Stock. Does not include securities held by Hambrecht & Quist California and its affiliates, as to which Mr. Hambrecht disclaims beneficial ownership. Mr. Hambrecht's business address is 550 15th Street, San Francisco, California 94103.

(4) Mr. Edmund Shea, Mr. Peter Shea, Mr. John Shea and Mr. James Shontere (collectively, the "Shea Company Stockholders") may be deemed the beneficial owner of the shares owned by J. F. Shea Company, Inc. ("Shea Company") by virtue of their stock ownership in Shea Company and their positions as directors and executive officers of the Shea Company. Includes 5,177,453 shares of Common Stock issuable upon the exercise of outstanding warrants. Preferred Stock includes 151,200 shares of Series A Preferred Stock and 50,000 shares of Series B Preferred Stock. In addition, Mr. Edmund Shea may be deemed the beneficial owner of 18,000 shares of Common Stock owned by E&M R. P. Trust (the "Trust"), of which Mr. Shea is a trustee, 18,000 shares of Common Stock owned by Siam Partners II, a California limited partnership ("Siam"), of which the Trust is the general partner. Mr. Shea disclaims beneficial ownership of the shares of Common Stock held by Siam, except to the extent of the Trust's 4.97% interest in Siam. The business address for Shea Company and each of the Shea Company Stockholders is 655 Brea Canyon Road, Walnut, CA 91789.

(5) Vanguard Acquisition Company is affiliated with Pegasus Aviation, Inc. Amounts represent 187,500 shares of Series C Preferred Stock. The business address for Vanguard Acquisition Company is Four Embarcadero Center, Suite 3550, San Francisco, CA 94111.

(6) Represents shares issuable upon the exercise of stock options.

CERTAIN TRANSACTIONS

During 2000, the Company received short-term loans from two of its principal stockholders, the Hambrecht 1980 Revocable Trust and the J. F. Shea Company (together, the "Investors"). The amounts of such loans, together with accrued interest, aggregated $4,051,942 on September 8, 2000. On such date, the Company issued Common Stock and Common Stock warrants to the Investors in exchange for the cancellation of such indebtedness, at a rate of one share of Common Stock and one warrant to purchase a share of Common Stock for each $1.7173 of indebtedness converted. The Investors received, in the aggregate, 2,359,223 common shares and warrants to purchase an additional 2,359,223 shares. The warrants are exercisable through September 8, 2007, originally at an exercise price of $1.89 per share. As a result of anti-dilution provisions contained in the purchase documents and the further stock issues discussed below, the exercise price of the warrants currently is $1.29 per share and the Company has issued an additional 1,103,593 shares to the Investors. The indebtedness exchanged by the Investors evidenced cash amounts previously advanced by the Investors.

On December 15, 2000, the Company issued to the Investors, in exchange for $4,000,000 cash and the cancellation of $3,500,000 of short-term indebtedness, 100,000 shares of a new issue of Series B Preferred Stock with an aggregate liquidation preference of $7,500,000 and warrants to purchase 6,410,256 shares of Common Stock, originally at an exercise price of $1.29 per share. As a result of anti-dilution provisions contained in the warrants and the further transactions discussed below, the exercise price of the warrants currently is $1.17 per share.

On December 29, 2000, the Company entered into a sale/repurchase agreement with an aircraft components company affiliated with Vanguard Acquisition Company. The Company has accounted for the sale/repurchase agreement as $3,000,000 of long term debt in its financial statements. The Company received approximately $2,600,000 in cash net of the initial repayment, a security deposit and transaction costs. The Company's repurchase obligation is secured by various aircraft parts and ground equipment and is payable in monthly installments through December 2003, including interest at prime plus 2.5% (12.0% at December 31, 2000).

This sale/repurchase agreement provides for the Company to borrow up to an additional $1,000,000 under substantially the same terms as the initial obligation. As of December 31, 2000, no additional borrowings had been made against this facility.

On February 14, 2001, the Investors agreed to renew two-year letters of credit aggregating $4,000,000 in favor of the Company's credit card processor. In consideration for the establishment of the letters of credit, the Company issued to the Investors warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock at an exercise price of $1.17. Upon execution of the letter of credit, the Company issued 800,000 of the warrants which immediately vest. The remaining warrants will vest over the remaining term of the letters of credit depending on the amount of exposure.

On March 9, 2001, the Company issued 162,500 shares of a new issue of Series C Convertible Preferred Stock to Vanguard Acquisition Company, in exchange for a capital investment of $3,250,000. The Series C Convertible Preferred Stock has a liquidation preference of $20 per share, subject to annual accretion over three years, and is convertible into Common Stock at a price of $1.25 per share of Common Stock.

The Company's Series B Preferred Stock and certain warrants issued in the transactions discussed above contain anti-dilution protection entitling the holder of such instruments to adjustments in the stock conversion price or exercise price upon the issuance of further shares of Common Stock at a price less than $1.17 per share.

In December 2000, the Company signed a letter of intent with Pegasus Aviation, Inc. to lease six MD-80 aircraft from Pegasus or its subsidiaries or affiliates at market rental rates with an option for two additional aircraft. In April 2001, the Company amended this letter of intent to provide for the firm lease of a total of eight aircraft, with two option aircraft. In March and April 2001, the Company took delivery of the first two aircraft covered by the letter of intent under leases with five-year terms.

GENERAL INFORMATION

Advance Notification of Stockholder Proposals

For business to be properly brought before an annual stockholders' meeting, the Bylaws of the Company require that the Secretary must receive written notice of such business not later than 60 days prior to the first anniversary of the preceding year's annual meeting. Thus, the Secretary must receive notice of any proposal by March 18, 2002, for such proposal to be considered for inclusion at the 2002 Annual Stockholders' meeting. The notice to the Secretary must set forth as to each matter: (i) a brief description of proposed business to be brought before the annual meeting; (ii) a representation that such stockholder is a holder of record of stock entitled to vote on the business proposed by such stockholder and intends to appear in person or by proxy at the meeting to present the proposed business to be brought before the meeting; (iii) the name and address of the stockholder and of the beneficial owner (as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934); (iv) a description of the class and number of shares of stock of the Company which are owned beneficially and of record by the stockholder; (v) the reason for conducting such business at the meeting and any material interest of the stockholder or such beneficial owner in such business; and (vi) all other information regarding the proposal which the Company would be required to provide in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

If the stockholder proposal is intended for inclusion in the Company's proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Company must receive the proposal no event later than December 17, 2001. Such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

Advance Notification of Nominations

At future meetings of stockholders, notice of nominations made by stockholders of persons to serve as directors must be delivered to the Company's Secretary not later than 30 days prior to the first anniversary of the preceding year's annual meeting, in the case of an annual meeting and, in the case of a special meeting, not later than the close of business on the later of (i) the 30th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting. The nomination notice must contain (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such stockholder is a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iii) the name and address, as it appears on the Company's books, of such stockholder, and of the beneficial owner, if any, on whose behalf the nomination is made, (iv) the class and number of shares of the Company which are owned beneficially and of record by such nominating stockholder and each nominee proposed by such stockholder, (v) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (vii) the consent of each nominee to serve as a director of the Company if so elected.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers and directors were timely satisfied.

Financial Statements

The Company's Annual Report to Stockholders, containing consolidated financial statements for the year ended December 31, 2000, is being mailed with this proxy statement to all stockholders of record entitled to vote at the Annual Meeting. Such Annual Report is not proxy solicitation material. The Company will furnish a copy of such report to any beneficial stockholder upon written request to Robert Rowen, General Counsel, Vanguard Airlines, 533 Mexico City Avenue, Kansas City, Missouri, 64153.

By Order of the Board of Directors,

/s/ ROBERT M. ROWEN

Robert M. Rowen

Vice President, General Counsel and Secretary

April 16, 2001

Kansas City, Missouri

VANGUARD AIRLINES

CHARTER OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board on the recommendation of the entire Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall report to the Board.

The Audit Committee shall:

    Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

    Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

    Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

    Review with management and the independent auditor, if necessary, the Company's quarterly financial statements prior to the filing of its Form 10-Q.

    Meet periodically with management to review the Company's perceived major financial risk exposures and the steps management has taken to monitor and control such exposures.

    Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

    Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

    Approve the fees to be paid to the independent auditor.

    Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor and, if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

    Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

    Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

    Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been violated.

    Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

    Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

    Approve and sign the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    Review with the Company's General Counsel legal matters that, in his or her judgment, may have a material impact.

    Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

APPENDIX I - PROXY CARD

PROXY VANGUARD AIRLINES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2001

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VANGUARD AIRLINES, INC.

The undersigned stockholder of VANGUARD AIRLINES, INC. hereby appoints each of Robert J. Spane and Robert M. Rowen, with full power of substitution, as attorney-in-fact, agent and proxy of the undersigned, to vote all the shares of capital stock of the Company which the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders of Vanguard Airlines, Inc. to be held on Thursday, May 17, 2001, at 10:00 a.m. Central Daylight Time, and at any adjournment thereof, as fully and with the same effect as the undersigned might or could do if personally present, for the following purposes:

1. To elect Denis T. Rice and Leighton W. Smith, Jr. as Class III Directors;

ٱ FOR ٱ AGAINST ٱ ABSTAIN

2. To ratify and approve the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001; and

ٱ FOR ٱ AGAINST ٱ ABSTAIN

3. To consider and act, in the judgment of the proxy, upon any other matters which may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

Dated: ___________________________, 2001

______________________________________

Signature of Stockholders

Please date and sign exactly as name or names appear hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.